Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 333-00000) pertaining to the TALX Corporation 2005 Omnibus Incentive Plan, the TALX Corporation Amended and Restated 1994 Stock Option Plan, and the TALX Corporation Outside Directors’ Stock Option Plan of our report dated February 27, 2007 (except for paragraphs 6 and 30 of Note 1, paragraph 2 of Note 4, Note 14, and paragraph 1 of Note 15 as to which the date is May 3, 2007), with respect to the consolidated financial statements and schedule of Equifax Inc. and subsidiaries, and our report dated February 27, 2007 with respect to Equifax Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Equifax Inc. included in its Periodic Report (Form 8-K) dated May 3, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 14, 2007